Exhibit 99.1

Thursday, September 16, 2004, 1:00 PM Eastern Time
Press Release

SOURCE: Isolagen, Inc.

DR. KIMBERLEY FORBES-MCKEAN APPOINTED ISOLAGEN SENIOR VICE
PRESIDENT, CHIEF TECHNICAL SCIENCE OFFICER

Former Vice President of Global Dermatological Product Development for Aventis
Dermatology to join Isolagen

HOUSTON—(PRNewswire)—September 16, 2004—Isolagen, Inc. (AMEX: ILE) is pleased to announce that its Board of Directors appointed Dr. Kimberley Forbes-McKean as Senior Vice President and Chief Technical Science Officer of Isolagen.

Dr. Forbes-McKean brings to Isolagen more than 15 years of experience in the pharmaceutical industry. She recently served as Vice President of Global Dermatological Product Development and Commercialization at Aventis Global Dermatology, a division of Aventis Pharmaceutical. At Aventis, Dr. Forbes-McKean orchestrated and directed all facets of dermatological development programs (aesthetic and prescription) leading to international commercialization, directed strategy for global regulatory activities for dermatology drugs and devices, and provided technical and scientific input for acquisition and licensing activities across a broad range of therapeutic conditions within dermatology, including aesthetics, wound healing and acne/rosacea. Prior to being named Vice President of Aventis Global Dermatology, Dr. Forbes-McKean held a variety of product development and research positions at Aventis and its predecessor companies.

As Senior Vice President and Chief Technical Science Officer of Isolagen, Dr. Forbes-McKean will oversee and transition the augmentation of certain facets of Product Development, including Project Management, Technical Scale-Up, Quality, Regulatory Affairs and Production.

Frank DeLape, Chairman of Isolagen in commenting on the hire said, "Dr. Forbes-McKean's broad experience in product development and commercialization in both aesthetic and prescription dermatologicals should prove to be very valuable considering our goals for Isolagen. We feel she is an excellent addition to help fulfill our objectives for achieving FDA approval of the Isolagen process and its ultimate broad-scale, world-wide commercialization."

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The company's product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizes the patient's own cells to create safe and effective therapies to treat the underlying cause of the patient's condition. Autologous cellular therapy is the process whereby a patient's own cells are extracted, allowed to multiply and then injected into the patient. Isolagen's product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Isolagen's corporate headquarters are located in Houston, TX. For further information, please see www.isolagen.com.

Contact:
Jeffrey W. Tomz, Chief Financial Officer and Secretary—(713) 780-4754
Kate McNeil, Investors Contact, Investor Relations Group—(212) 825-3210
John Nesbett, Investors Contact, Investor Relations Group—(212) 825-3210